EXHIBIT 23(a)














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                              CONSENT OF ATTORNEYS



Reference is made to the Registration Statement of CEL-SCI, whereby certain selling shareholders propose to sell up to 8,200,800 shares of CEL-SCI's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN

William T. Hart

Denver, Colorado
May 30, 2001






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